Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

January 2016 Performance Update

Equinox Frontier Funds Supplement Dated January 31, 2016 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	January 31, 2016 MTD	January 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	6.34%	6.34%	$122.84
Equinox Frontier Long/Short Commodity Fund-1a	4.44%	4.44%	$98.97
Equinox Frontier Masters Fund-1	7.34%	7.34%	$121.16

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of January 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(64,633.60)
Unrealized trading gain (loss)	989,855.44
Less: Commissions	(13,257.79)
Less: Trading Fee paid to Managing Owner	(22,022.90)
Interest income	8,699.70

Total Income	898,640.85
EXPENSES
Broker service fees	18,576.48
Incentive fees	117,992.76
Management fees	15,689.45

Total Expenses	152,258.69

Net Income (Loss)	$746,382.16

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	102,269.21673	$11,814,235.27	$115.52
Current month additions	93.18637	11,524.46
Current month redemptions	(10,021.61487)	(1,228,837.07)
Net income (loss) for current month		746,382.16	7.32

Net asset value, end of current month	92,340.78823	$11,343,304.82	$122.84

Monthly rate of return			6.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(199,943.04)
Unrealized trading gain (loss)	442,438.18
Less: Commissions	(2,928.34)
Less: Trading Fee paid to Managing Owner	(7,787.80)
Interest income	2,028.53

Total Income	233,807.53
EXPENSES
Broker service fees	6,569.01
Incentive fees	37,169.85
Management fees	10,405.03

Total Expenses	54,143.89

Net Income (Loss)	$179,663.64

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	42,778.77245	$4,053,752.96	$94.76
Current month additions	0.00000	0.00
Current month redemptions	(402.33374)	(39,480.68)
Net income (loss) for current month		179,663.64	4.21

Net asset value, end of current month	42,376.43871	$4,193,935.92	$98.97

Monthly rate of return			4.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(181,243.26)
Unrealized trading gain (loss)	899,826.68
Less: Commissions	(5,822.32)
Less: Trading Fee paid to Managing Owner	(16,302.36)
Interest income	6,527.73

Total Income	702,986.47
EXPENSES
Broker service fees	13,752.22
Incentive fees	58,102.20
Management fees	19,091.04

Total Expenses	90,945.46

Net Income (Loss)	$612,041.01

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	73,747.40015	$8,323,799.93	$112.87
Current month additions	10.58840	1,289.83
Current month redemptions	(1,938.41916)	(235,566.48)
Net income (loss) for current month		612,041.01	8.29

Net asset value, end of current month	71,819.56939	$8,701,564.29	$121.16

Monthly rate of return			7.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(52,355.56)
Unrealized trading gain (loss)	4,453,151.14
Less: Commissions	(65,755.12)
Less: Trading Fee paid to Managing Owner	(109,081.24)
Interest income	43,057.80

Total Income	4,269,017.02
EXPENSES
Trading fees	0.00
Broker service fees	25,738.59
Incentive fees	570,463.64
Management fees	77,667.61

Total Expenses	673,869.84

Net Income (Loss)	$3,595,147.18

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	446,824.37727	$55,714,969.17	$124.69
Current month additions	12,698.90314	1,644,405.99
Current month redemptions	(12,028.15092)	(1,487,132.19)
Net income (loss) for current month		3,595,147.18	8.20

Net asset value, end of current month	447,495.12949	$59,467,390.15	$132.89

Monthly rate of return			6.58%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(649,124.74)
Unrealized trading gain (loss)	1,431,336.28
Less: Commissions	(9,434.77)
Less: Trading Fee paid to Managing Owner	(16,095.46)
Interest income	6,539.60

Total Income	763,220.91
EXPENSES
Trading fees	0.00
Broker service fees	6,831.04
Incentive fees	119,983.17
Management fees	45,674.14

Total Expenses	172,488.35

Net Income (Loss)	$590,732.56

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	115,092.61078	$13,092,851.42	$113.76
Current month additions	73.69366	8,094.95
Current month redemptions	(1,945.86424)	(245,563.85)
Net income (loss) for current month		590,732.55	5.00

Net asset value, end of current month	113,220.44020	$13,446,115.07	$118.76

Monthly rate of return			4.40%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(487,758.41)
Unrealized trading gain (loss)	2,457,958.63
Less: Commissions	(16,040.99)
Less: Trading Fee paid to Managing Owner	(44,907.25)
Interest income	17,979.02

Total Income	1,927,231.00
EXPENSES
Trading fees	0.00
Broker service fees	15,390.25
Incentive fees	159,906.13
Management fees	52,588.83

Total Expenses	227,885.21

Net Income (Loss)	$1,699,345.79

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	192,324.74245	$22,828,297.93	$118.70
Current month additions	504.18000	63,973.80
Current month redemptions	(3,576.70305)	(447,179.18)
Net income (loss) for current month		1,699,345.79	8.88

Net asset value, end of current month	189,252.21940	$24,144,438.34	$127.58

Monthly rate of return			7.48%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND